CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus and Prospectus Supplement constituting part of the Registration Statement No. 333-17639 on Form S-6 that this Post-Effective Amendment No. 9 amends of (1) our report dated February 5, 2001 relating to the financial statements of Separate Account FP of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000, and (2) our report dated February 5, 2001 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000, which reports appear in the May 1, 2001 Prospectus and Prospectus Supplement. We also consent to the reference to us under the heading "Financial Statements of Separate Account FP and Equitable Life" in the Prospectus and "Financial Statements" in the Prospectus Supplement.



------------------------------
/s/ PricewaterhouseCoopers LLP
    New York, New York
    April 18, 2001